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                                                                    EXHIBIT 11.1

                               REMEDY CORPORATION

                           COMPUTATION OF NET INCOME
                     PER COMMON AND COMMON EQUIVALENT SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      YEAR ENDED DECEMBER 31,
                                                                    ---------------------------
                                                                     1994      1995      1996
                                                                    -------   -------   -------
PRIMARY
  Weighted average number of common shares outstanding(1).........    8,241    21,552    26,365
  Convertible preferred shares, as if converted(1)................    9,060     1,887        --
  Incremental common shares attributable to shares issuable under
     employee stock plans(1)......................................    3,165     4,211     3,661
  Stock related to SAB No. 64 and 83(1)...........................    1,782        --        --
                                                                    -------   -------   -------
          Total shares(1).........................................   22,248    27,650    30,026
                                                                    =======   =======   =======
Net income:
  Amount..........................................................  $ 3,059   $ 7,561   $16,824
                                                                    =======   =======   =======
  Per share(1)....................................................  $  0.14   $  0.27   $  0.56
                                                                    =======   =======   =======
FULLY DILUTED
  Weighted average number of common shares outstanding(1).........    8,241    21,552    26,365
  Convertible preferred shares, as if converted(1)................    9,060     1,887        --
  Incremental common shares attributable to shares issuable under
     employee stock plans(1)......................................    3,192     4,281     3,840
  Stock related to SAB No. 64 and 83(1)...........................    1,782        --        --
                                                                    -------   -------   -------
          Total shares(1).........................................   22,275    27,720    30,205
                                                                    =======   =======   =======
Net income:
  Amount..........................................................  $ 3,059   $ 7,561   $16,824
                                                                    =======   =======   =======
  Per share(1)....................................................  $  0.14   $  0.27   $  0.56
                                                                    =======   =======   =======

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(1) All shares and per share amounts have been adjusted to reflect the three-for-two stock dividend effected March 25, 1996 and the two-for-one stock dividend effected October 25, 1996.

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